Exhibit 10.15

PERPETUA RESOURCES CORP. AND PERPETUA RESOURCES IDAHO, INC.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement and the Waiver and Release attached hereto as Exhibit A (collectively, this “Agreement”) is made and entered into by and between Perpetua Resources Corp. (the “Company”) and Perpetua Resources Idaho, Inc. (the ”Employer”, and Jessica Largent (“Employee”), effective October 1, 2025 (the ”Effective Date”).

WHEREAS, Employee is currently employed by the Employer as the Chief Financial Officer pursuant to an employment agreement effective February 8, 2021 and as amended April 1, 2022, that was entered into by and between Employee and the Employer (the “Employment Agreement”);

WHEREAS, Employee has indicated an interest in retiring from the Employer; however, in connection with the appointment of a new Chief Financial Officer, the Company and the Employer prefers Employee remain employed by the Employer as a non-executive employee throughout 2025 so as to help train Employee’s successor, thereby facilitating a smooth transition of the position of Chief Financial Officer for the benefit of the Company’s shareholders; and

WHEREAS, so long as Employee complies with the terms of this Agreement, the Employer intends to treat Employee’s resulting termination of employment in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1.Termination of Title; Continued Employee Status; Employment Agreement. Effective as of the Effective Date, Employee shall no longer serve as Chief Financial Officer of the Company and shall no longer serve as Chief Financial Officer of the Employer. Additionally, this Agreement, as of the Effective Date, shall constitute Employee’s immediate resignation from (i) any officer position Employee has with the Company, the Employer and all affiliates, (ii) Employee’s position as a director on the Board of Directors of the Company and the Employer (to the extent applicable); and (iii) all fiduciary positions (including as a trustee) that Employee holds with respect to any employee benefit plans or trusts established by the Company, the Employer and any affiliate. Employee agrees that this Agreement shall serve as written notice of such resignation in subparts (i), (ii) and (iii), above. Notwithstanding anything in this Agreement to the contrary, Employee shall remain as an employee of the Employer through the Termination Date (defined below), such continued employment shall remain “at-will” and shall be governed by the terms of the Employment Agreement, which shall continue to exist in full force and effect except to the extent modified by this Agreement. Additionally, for purposes of clarity, from the Effective Date and until the Termination Date, Employee’s compensation and benefits structure shall remain unchanged as such existed immediately prior to the Effective Date, except that after the Effective Date no new grants of compensatory equity shall be awarded to Employee.
2.Termination of Employment. The parties agree that Employee's employment relationship with the Employer and all of its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, shall be automatically terminated effective at 5:00 pm Eastern on January 2, 2026 (the ”Termination Date”).

3.Continued Pay and Termination Payment. In exchange for continuous services to the Employer, Employee shall continue to receive her current base salary through the Termination Date. Additionally, if Employee timely executes the Waiver and Release attached hereto as Exhibit A (the “Waiver and Release”), if Employee does not revoke such signature within the Revocation Period (as defined within the Waiver and Release) such that the Waiver and Release becomes valid and binding, and if Employee helps to facilitate a smooth transition of the Chief Financial Officer position to Employee’s successor, then the parties agree that the Company and the Employer (as applicable) shall provide to Employee on the Termination Date the following: (i) full accelerated vesting of outstanding equity awards (with any performance-based vesting criteria vesting at target), except that only fifty percent (50%) of any outstanding stock options that are unvested as of the Termination Date shall become fully vested; (ii) a lump sum payment of Employee’s annual cash bonus with respect to 2025, calculated as though target performance factor was achieved; (iii) a lump sum payment of any accrued but unused vacation time (the foregoing payments being, the “Termination Payment”); and (iv) change in control pay and benefits that Employee would have received under the Employee Agreement had she remained the Chief Financial Officer of the Company, but this subsection (iv) shall apply only if such change in control is consummated prior to the Termination Date. To the extent applicable, the Termination Payments shall be paid in the form of a lump sum cash payment within 10 business days after the Waiver and Release becomes effective and the Revocation Period stated therein has lapsed. Termination Payments are subject to taxes and withholding obligations. For purposes of clarity and avoidance of doubt, no new equity awards shall be granted to Employee after the Effective Date.
4.Full Force and Effect of the Employment Agreement. Employee acknowledges that, except to the extent expressly set forth herein, that the Employment Agreement and any other post-employment restrictions and covenants, shall remain in full force and effect following the Effective Date and following the Termination Date, except that any financial obligation of the Company, the Employer and any of its affiliates to Employee is entirely contained within this Agreement.
5.Waiver and Release of the Company. Pursuant to Section 2 of this Agreement, as a condition to receiving the Termination Payment, Employee must properly and timely execute and deliver to the Company and the Employer the Waiver and Release pursuant to its terms, and Employee's consent to such Waiver and Release must not be revoked within the Revocation Period as such term is defined therein (i.e., the 7-day period immediately following Employee's execution of the Waiver and Release).
6.General Provisions.
(a)Entire Agreement; Modification. This Agreement, including Exhibit A, set forth the entire agreement between the parties regarding the subject matter of this Agreement, and supersede and replace any and all other agreements, written or oral, express or implied, between the parties concerning the same subject matter, with the exception of any prior restrictive covenants between the parties, which remain in effect. Except as expressly provided herein, this Agreement will supersede and render null and void any and all prior agreements between the parties and their agents and personnel on the subject of this Agreement. No provision of this Agreement may be amended, changed, altered, or modified, except by mutual written agreement of Employee and a duly authorized representative of the Company and the Employer.

(b)Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
(c)Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. In the event a court of competent jurisdiction determines that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unreasonable or unenforceable as drafted, it is the intent of the parties that such restriction be modified to render it enforceable to the maximum extent permitted by law.
(d)Successors and Assigns. Employee may not assign this Agreement or any part hereof, and any purported assignment by Employee shall be null and void. This Agreement shall be assignable by the Company and the Employer, and all such rights and benefits of the Company and the Employer (as applicable) under this Agreement are hereby assigned by the Company and the Employer (as applicable) upon any dissolution of the Company. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, assignees, heirs, distributees, devisees and legatees of the parties.
(e)Governing Law; Venue. This Agreement, and any and all interactions between the parties arising under or resulting from this Agreement, is governed by and construed in accordance with the laws of the State of Idaho, exclusive of its choice of law principles. Each party irrevocably consents to the personal jurisdiction of the state or federal courts located in Ada County, Idaho, with regard to any dispute arising out of relating to this Agreement. All payments due hereunder and all obligations performable hereunder shall be payable and performable at the offices of the Employer in Boise, Idaho. Employee represents to the Company and the Employer that Employee has not filed any charge or complaint, nor initiated any other proceedings, against the Company, the Employer, or any of their employees or agents, with any governmental entity or court.
(f)Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Employee, the Company and the Employer and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand, or otherwise affect the meaning or construction of any provision of this Agreement.
(g)Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. This Agreement may be signed and delivered by fax transmission or email, which shall be effective as an original.

(h)Notices. Any notice required by the terms of this Agreement will be given in writing and will be deemed to be effective upon personal delivery or upon the earlier of delivery or the third business day after deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice will be addressed in accordance with the following:
If to Employee:	If to the Company:
Jessica Largent	Perpetua Resources Corp.
(address on file)	405 S. 8th Street, Suite 201
Boise, Idaho 83702
Attn: Jon Cherry

If to the Employer:
Perpetua Resources Idaho, Inc.
(same address as above)

with a Copy to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Joanna Enns & Anthony Eppert

(i)Section 409A. Payments pursuant to this Agreement are intended to be exempt from or comply with Section 409A of the Code and accompanying regulations and other binding guidance promulgated thereunder (collectively, “Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision in this Agreement to the contrary, the Company and the Employer shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A. Notwithstanding the foregoing provisions of this Section 6(i), Employee is responsible for any and all taxes (including any taxes imposed under Section 409A) associated with any payments under this Agreement. Notwithstanding the foregoing, neither the Company nor the Employer make and representations that the payments and benefits provided under this Agreement comply with or are exempt from Section 409A and in no event shall the Company or the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below to be effective on the Effective Date.

PERPETUA RESOURCES CORP.		EMPLOYEE

By:	/s/ Jonathan Cherry	Signature:	/s/ Jessica Largent
Jessica Largent
Its:	Chief Executive Officer
		Dated:	October 1, 2025
Dated:	October 1, 2025

PERPETUA RESOURCES IDAHO, INC.

By:	/s/ Jonathan Cherry

Its:	Chief Executive Officer

Dated:	October 1, 2025

[Signature Page to Transition Services Agreement]

EXHIBIT A

PERPETUA RESOURCES CORP. AND PERPETUA RESOURCES IDAHO, INC.

TRANSITION SERVICES AGREEMENT

Waiver and Release

[Attach a copy]

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